Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:          Robert Monson, CFO

                        713-881-2816

SEITEL ANNOUNCES LEAD DIRECTOR

Kelley to Serve as Interim CEO and Lead Key Initiatives

HOUSTON, October 11, 2004 - Seitel, Inc. (OTC Bulletin Board: SELA), a leading provider of seismic data to the oil and gas industry, today announced that its board of directors has appointed board member Robert Kelley as Lead Director. Kelley's responsibilities will include strategic direction and planning and investment oversight, as well as leading the search for the expeditious appointment of a permanent CEO.

Kelley serves on the compensation committee and is chairman of the audit committee. He is currently president of Kellco Investments, Inc., a private investment company located in Ardmore, Oklahoma. Kelley retired in April 2001 as chairman of the Board of Noble Affiliates, Inc., now known as Noble Energy, Inc.

"Bob is an integral part of Seitel's new leadership," stated Fred Zeidman, chairman of the board. "He has over 30 years of experience in the oil and gas industry and has already demonstrated his ability to push forward issues that ensure continuity and goal achievement. We are committed to becoming the largest, most comprehensive data provider in North America, and Bob will play a key role in the company's growth."

"Seitel's fundamentals are strong," commented Kelley. "We worked diligently to restructure our capital and emerge out of bankruptcy in August. Now we must focus on building on these fundamentals and growing this company to its full potential."

ABOUT SEITEL

Seitel is a leading provider of seismic data and related geophysical services to the oil and gas industry in North America. Seitel's products and services are used by oil and gas companies to assist in the exploration for and development and management of oil and gas reserves. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it offers for license to a wide range of oil and gas companies. Seitel believes that its library of onshore seismic data is one of the largest available for licensing in the United States and Canada Seitel's seismic data library includes both onshore and offshore three- dimensional (3D) and two-dimensional (2D) data and offshore multi-component data. Seitel has ownership in over 32,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated primarily in the major North American oil and gas producing regions. Seitel markets its seismic data to over 1,300 customers in the oil and gas industry, and it has license arrangements with more than 1,000 customers.

Statements in this release about the future outlook related to Seitel involve known and unknown risks and uncertainties, which may cause Seitel's actual results to differ materially from expected results. While Seitel believes its forecasting assumptions are reasonable, there are factors that are hard to predict and influenced by economic and other conditions that are beyond Seitel's control. Other important factors which could cause actual results to differ materially from those in the forward-looking statements are detailed in Seitel's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from Seitel without charge.

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